Exhibit 16.1

[Arthur Andersen LLP Letterhead]

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

March 27, 2002

Dear Madam/Sir:

We have read Item 4 included in the Joint Form 8-K dated March 27, 2002, of 3333 Holding Corporation and Centex Development Company, L.P. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP
Arthur Andersen LLP

Copy to:
Mr. Todd D. Newman
Senior Vice President and Chief Financial Officer
3333 Holding Corporation
and Centex Development Company L.P.